Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
OM Asset Management plc:
We consent to the incorporation by reference in the registration statement (No. 333-207781) on Form S-3 and the registration statement (No. 333-199253) on Form S-8 of OM Asset Management plc and subsidiaries of our reports dated March 15, 2016, with respect to the consolidated balance sheets of OM Asset Management plc and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, other comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appears in the December 31, 2015 annual report on Form 10-K of OM Asset Management plc and subsidiaries.
Our report dated March 15, 2016 contains an explanatory paragraph that states that as discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for consolidation beginning January 1, 2015, due to the adoption of Accounting Standard Update 2015-02, Consolidation, using the modified retrospective method.
/s/ KPMG LLP
Boston, MA
March 15, 2016